Exhibit 11.1
COMPUTATION RE: EARNINGS PER SHARE

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE
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
                                                                                          Year Ended December 31,
                                                                                 -------------------------------------

                                                                                   1998            1999           2000
                                                                                   ----            ----           ----
             Basic Earnings Per Share:
               Net Income                                                          $10,278        $12,024        $7,659
                                                                                   =======        =======        ======

               Weighted average number of common shares issued
               and outstanding                                                      12,875         13,707        13,615
                                                                                    ======         ======        ======


               Basic earnings per share                                              $0.80          $0.88         $0.56
                                                                                     =====          =====         =====

             Diluted Earnings Per Share:
               Net Income                                                          $10,278        $12,024        $7,659
                                                                                   =======        =======        ======

               Weighted average number of common shares issued
               and outstanding                                                      12,875         13,707        13,615


               Common stock equivalents -
               Options for common stock                                                589            530           244
                                                                                       ---            ---           ---

               Weighted average common stock equivalents                            13,464         14,237        13,859

               Less treasury shares assumed to be repurchased                        (198)          (186)         (130)
                                                                                     -----          -----         -----

               Weighted average shares outstanding                                  13,266         14,051        13,729
                                                                                    ======         ======        ======

               Diluted earnings per share                                            $0.77          $0.86         $0.56
                                                                                     =====          =====         =====
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